Exhibit 10.5

BUSINESS LOAN AND SECURITY AGREEMENT
SUPPLEMENT

This Business Loan and Security Agreement Supplement is part of (and incorporated by reference into) the Business Loan and Security Agreement. Borrower should keep this important legal document for Borrower’s records.

Borrower:	BOURQUE HEATING & COOLING CO., INC. dba - Bourque Heating & Cooling
Lender:	FinWise Bank
Existing Balance to be Paid Off: Amount of Existing Balance owed to any third party lender or provider of funding, which will be paid as of the Effective Date of this Loan Agreement and will be deducted from your Disbursement Amount	$0.00
Existing Balance to be Consolidated: Amount of Existing Balance owed to Lender in respect of an existing loan, which Existing Balance WILL NOT be paid off, but the Principal Portion of which will be Consolidated with the New Funding Amount as of the Effective Date of this Loan Agreement as set forth in the Total Funding Amount	$0.00
Principal Portion of Existing Consolidated Balance: Amount of Principal in respect of the Existing Consolidated Balance, which includes any accrued but unpaid fees	$0.00
Interest Portion of Existing Consolidated Balance: Amount of Interest in respect of the Existing Consolidated Balance	$0.00
New Funding Amount:	$250,000.00
Total Funding Amount: The sum of the Principal Portion of Existing Consolidated Balance (if any) and the New Funding Amount	$250,000.00
Origination Fee	$10,000.00
Interest Charge in respect of the Total Funding Amount: Dollar amount of interest that the Total Funding Amount will cost (does not include any Fees)	$82,500.00
Total Repayment Amount: Sum of Total Funding Amount and Interest Charge in Respect of the Total Funding Amount, when all payments are made on time	$332,500.00
Payment Schedule and Term:	63.0 payments of $ 5,277.80 due each Business Week beginning on the first business day after the Disbursement Amount is disbursed. (collectively, the Weekly Repayment Amount”) “Business day” means any Monday through Friday, except for Federal Reserve holidays, and “Business Week” has a corresponding meaning.
Disbursement Amount: New Funding Amount less the Existing Paid Off Balance (if any), less the Origination Fee	$240,000.00
Simple Interest Rate on Total Funding Amount: (Interest rate paid on Amount of Loan if all payments made as scheduled. This Interest Rate is not an annualized interest rate)	33.0%
Fees:	Returned Payment Fee: $25.00

Prepayment Discount Percentage:	A “Prepayment Discount Percentage” of 100% of the unpaid interest portion of the full balance then remaining on the Loan will apply with respect to this Loan to the extent that the Borrower prepays this Loan in whole in accordance with, and subject to, Section 10 of the Business Loan and Security Agreement.

Interest Rate

The simple interest rate disclosed on this Business Loan and Security Agreement Supplement (the “Interest Rate”) is the rate of interest calculated by dividing the Amount of the New Funding Amount by the Interest Charge in respect of the New Funding Amount. This calculation assumes that all payments are made as scheduled. THIS SIMPLE INTEREST RATE DOES NOT INCLUDE ANY FEES AND IS NOT ANNUALIZED AND, THEREFORE, IS NOT AN ANNUAL PERCENTAGE RATE (“APR”).

The APR equals a single percentage number that represents the actual yearly cost of funds over the term of a loan and includes any fees or additional costs associated with the loan. The APR on this loan can be compared to the APR of other loan programs to give you a consistent means of comparing rates and programs to the extent programs have different loan terms and fee structures.

Attached to this Business Loan and Security Agreement Supplement is a SMART Box™ Capital Comparison Tool, which is provided to help you understand and assess the cost of your small business financing in a variety of different ways, in order to assist that understanding as fully as possible.

Loan Pricing Disclosure

Lender uses a system of risk-based pricing to determine Loan amounts, interest charges and fees. Risk-based pricing is a system that evaluates the risk factors of your application and adjusts the amount of the Loan, its term and the interest rate and discounts points up or down based on this risk evaluation.

Although Lender believes that its loan process provides expedited turnaround time and its underwriting process provides greater likelihood of approval of your loan, this loan may be a higher cost loan than loans that may be available through other lenders. You should fully consider all costs and fees associated with this loan and compare your available alternatives to this loan. You are encouraged to engage appropriate advisors to the extent you believe necessary to evaluate the terms of this loan.

ELECTRONIC SIGNATURE

Borrower and each Guarantor (as defined in the Business Loan and Security Agreement below) agree that any electronic signature provided to Lender in connection with the Business Loan and Security Agreement Supplement, the Business Loan and Security Agreement,, the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), and any other agreement between the parties related to the subject matter contained therein shall have the same force and effect as a manual signature. As used herein, the term “electronic signature” means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a person or entity with the intent to sign such record on behalf of Borrower or Guarantor (as applicable).

LOAN FOR SPECIFIC PURPOSES ONLY

The proceeds of the requested Loan may solely be used for the specific purposes as set forth in the Use of Proceeds Certification of the Business Loan and Security Agreement. IN ADDITION, THE LOAN WILL NOT BE USED FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. Borrower understands that Borrower’s agreement not to use the Loan proceeds for personal, family or household purposes means that certain important duties imposed upon entities making loans for consumer/personal purposes, and certain important rights conferred upon consumers, pursuant to Federal or State law will not apply to this transaction.

CERTIFICATION RELATED TO BORROWER’S OWNERSHIP

If Borrower has an Existing Consolidated Balance owed to the Lender or Existing Paid Off Balance owed to a third party (each as defined above), by signing below, Borrower certifies and confirms that there have been no changes to its beneficial ownership since the initial funding related to the Existing Balance in question.

Please sign this document here:

/s/ Mahesh Choudhury
MAHESH CHOUDHURY

Borrower: BOURQUE HEATING & COOLING CO., INC.	Lender: FinWise Bank

SMARTBOX™

Capital Comparison Tool

The calculations below involve certain key assumptions, including that the Loan is paid off in its entirety according to the agreed payment schedule and that no repayments are missed.

Loan Amount	Disbursement Amount [1]	Total Repayment Amount	Term
$ 250,000.00	**$ 240,000.00**	**$ 332,500.00**	**15.0 Months** (repaid Weekly)

METRIC	METRIC CALCULATION		METRIC EXPLANATION
Total Cost of Credit **$ 92,500.00**	Interest Expense/ Loan Fee: Origination Fee: Other Fees: **Total Cost of Credit:**	**$ 82,500.00** **$ 10,000.00** **$0.00** **$ 92,500.00**	This is the total amount that you will pay in Interest Expense/Loan Fees and other fees. The amount does not include fees and other charges you can avoid, such as late payment fees and returned payment fees.[2]
Annual Percentage Rate (APR) 3 **54.68 %**	Your Loan will have **63.0** **Weekly** payments of: **APR:**	**$ 5,277.80** **54.68 %**	This is the cost of the Loan – including total Interest Expense/Loan Fees and other fees – expressed as an annual rate. APR takes into account the amount and timing of funding you receive, fees you pay, and the periodic payments you make. While APR can be used for comparison purposes, APR is not used to calculate your Interest Expense/Loan Fees. APR may not equal the interest rate applied to a Loan.[4]
Average Monthly Payment **$ 22,166.67**	Total Repayment Amount: Term (in months): **Average Monthly Payment:**	**$ 332,500.00** ÷ **15.0 Months** **$ 22,166.67**	This is the average monthly repayment amount, which does not include fees and other charges you can avoid, such as late payment fees and returned payment fees.[2] The actual repayment frequency for the Loan will be [daily/weekly/bi-weekly]. This is an estimate for comparison purposes only.
Cents on Dollar **$ 0.370**	Total Cost of Credit Loan Amount: **Cents on Dollar:**	**$ 92,500.00** ÷ **$ 250,000.00** **$ 0.370**	This is the total amount that you will pay in Interest Expense/Loan Fees and other fees per dollar borrowed.
Security Interest and Collateral Requirements	Is this Loan secured?		**Yes** (*See Section 11)*
	Is this Loan Collateralized?		**No**
Personal Guarantee	Does this Loan require a personal guarantee of payment?		**Yes** *(see Section 48)*

AUTHORIZATION AGREEMENT FOR

DIRECT DEPOSIT (ACH CREDIT) AND

DIRECT PAYMENTS (ACH DEBITS)

This Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) is part of (and incorporated by reference into) the Business Loan and Security Agreement. Borrower should keep this important legal document for Borrower’s records.

DISBURSMENT OF LOAN PROCEEDS. By signing below, Borrower authorizes Lender to disburse the Loan proceeds less the amount of any applicable fees upon Loan approval by initiating an ACH credit, wire transfer or similar means to the checking account indicated below (or a substitute checking account Borrower later identifies and is acceptable to Lender) (hereinafter referred to as the “Designated Checking Account”) in the Disbursement Amount set forth in the accompanying Business Loan and Security Agreement Supplement. This authorization to credit Loan proceeds to Borrower’s Designated Checking Account is to remain in full force and effect until (a) Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower’s depository bank a reasonable opportunity to act on it, or (b) Borrower has satisfied all of its obligations set forth in the Business Loan and Security Agreement.

AUTOMATIC PAYMENT PLAN. Enrollment in Lender’s Automatic Payment Plan, by signature of this Authorization Agreement, is required for Loan approval. By signing below, Borrower agrees to enroll in the Automatic Payment Plan and authorizes Lender to collect payments required under the terms of Borrower’s Business Loan and Security Agreement by initiating ACH debit entries to the Designated Checking Account in the amounts and on the dates provided in the Payment Schedule set forth in the accompanying Business Loan and Security Agreement Supplement. Borrower authorizes Lender to increase the amount of any scheduled ACH debit entry or assess multiple ACH debits for the amount of (i) any previously scheduled payment(s) that was not paid as provided in the payment schedule and (ii) any unpaid Fees. This authorization to debit Borrower’s Designated Checking Account is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower’s depository bank a reasonable opportunity to act on it or Borrower has satisfied all of its obligations set forth in the Business Loan and Security Agreement. Lender may suspend or terminate Borrower’s enrollment in the Automatic Payment Plan immediately if Borrower fails to keep Borrower’s designated checking account in good standing or if there are insufficient funds in Borrower’s checking account to process any payment. If Borrower revokes the authorization or Lender suspends or terminates Borrower’s enrollment in the Automatic Payment Plan because of the inability to process debits to Borrower’s Designated Checking Account, Borrower will be in “Default” of the Business Loan and Security Agreement as such term is defined in Section 29 therein. Upon default, Borrower will remain responsible for making timely payments pursuant to the alternative payment methods described in the Business Loan and Security Agreement.

BUSINESS PURPOSE ACCOUNT. By signing below, Borrower attests that the Designated Checking Account was established for business purposes and not primarily for personal, family or household purposes.

ACCOUNT CHANGES. Borrower agrees to notify Lender promptly if there are any changes to the account and routing numbers of the Designated Checking Account.

MISCELLANEOUS. Lender is not responsible for any fees charged by Borrower’s bank as the result of credits or debits initiated under this agreement. The origination of ACH transactions to Borrower’s account must comply with the provisions of U.S. law.

Depository Name:	CAPE COD 5

Branch:

City:	State:	Zip:

Routing Number:	*****1078	Account Number:	*****3322

Print Business Account Holder Name:	MAHESH CHOUDHURY	Tax ID Number:	**-***6912

Signature:	/s/ Mahesh Choudhury	Title:	Manager

Date:	10/20/2025

BUSINESS LOAN AND SECURITY AGREEMENT

SECTION 1.               INTRODUCTION. This Business Loan and Security Agreement (“Agreement”) governs your business loan (“Loan”) from FinWise Bank. Please read it and keep it for your reference. In this Agreement, the words “you,” “your” and “Borrower” means each individual or entity that signs this Agreement or on whose behalf this Agreement is signed. The words “Lender,” “we,” “us”, and “our” mean FinWise Bank or its successor, assigns, agents, and servicers.

SECTION 2.               EFFECTIVE DATE. This Agreement begins on the date we disburse the Disbursement Amount from Utah (the “Effective Date”). Borrower understands and agrees that Lender may postpone, without penalty, the disbursement of amounts to Borrower until (i) all required security interests have been perfected, (ii) Lender has completed its required diligence related to its “know your customer” obligations under federal law, (iii) Lender has received all required personal guarantees or other documentation; and (iv) Lender has reviewed all documents and information required in connection with underwriting the Loan and has approved the Loan for funding.

SECTION 3.               AUTHORIZATION. Borrower agrees that the Loan made by Lender to Borrower shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to a duly authorized request on its behalf.

SECTION 4.               LOAN FOR SPECIFIC PURPOSES ONLY. The proceeds of the requested Loan may solely be used for the specific purposes as set forth in the Use of Proceeds Certification contained in Section 49 below, and not for any other purpose, including personal, family or household purposes. Borrower and each Guarantor understands that Borrower’s agreement not to use the Loan proceeds for personal, family or household purposes means that certain important duties imposed upon entities making loans for consumer/personal purposes, and certain important rights conferred upon consumers, pursuant to federal or state law will not apply to the Loan or the Agreement. Borrower and each Guarantor also understand that Lender will be unable to confirm whether the use of the Loan conforms to this section. Borrower and each Guarantor agrees that a breach by Borrower of the provisions of this section will not affect Lender’s right to (i) enforce Borrower’s promise to pay for all amounts owed under this Agreement, regardless of the purpose for which the Loan is in fact obtained; or (ii) use any remedy legally available to Lender, even if that remedy would not have been available had the Loan been made for consumer purposes.

SECTION 5.               DISBURSEMENT OF LOAN PROCEEDS AND MAINTENANCE OF BORROWER’S BANK ACCOUNT. If Borrower applied and is approved for a Loan, Borrower’s Loan will be disbursed, upon approval, as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits). Borrower agrees to maintain Direct Payments (ACH Debits) in its Designated Checking Account, which is the account that was reviewed in conjunction with underwriting and approval of this Loan (including keeping such account open until the Total Repayment Amount had been completely repaid. Any change to the Designated Checking Account must be approved in advance by Lender in its sole discretion.

SECTION 6.               PROMISE TO PAY. Borrower agrees to pay Lender the Total Repayment Amount shown in the accompanying Business Loan and Security Agreement Supplement in accordance with the Payment Schedule shown in the Business Loan and Security Agreement Supplement. Borrower agrees to enroll in Lender’s Automatic Payment Plan and authorizes Lender to collect required payments as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits). Borrower attests that the Designated Checking Account was established by Borrower and the Loan proceeds will be used for business purposes only and not for personal, family, or household purposes.

SECTION 7.               ALTERNATIVE PAYMENT METHODS. If Borrower knows that for any reason Lender will be unable to process a payment under Lender’s Automatic Payment Plan, then Borrower must either restore sufficient funds such that the missed payment can be collected as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), provide funds in a manner approved by Lender which may include the acceptance of a check; or, if offered, make the missed payment by any pay-by-phone or on-line service that Lender may make available from time to time. All alternative payments must be made in good funds by check, money order, wire transfer, automatic transfer from an account at an institution offering such service, or other instrument in U.S. Dollars. Borrower understands and agrees that payments made at any other address than as specified by Lender may result in a delay in processing and/or crediting. If Borrower makes an alternative payment on Borrower’s Loan by any pay-by-phone or on-line service that Lender makes available while Borrower is enrolled in the Automatic Payment Plan, Lender may treat such payment as an additional payment and continue to process Borrower’s scheduled Automatic Payment Plan payments or may reduce any scheduled Automatic Payment Plan payment by the amount of any such additional payment received, in its sole discretion.

SECTION 8.               APPLICATION OF PAYMENTS. Subject to applicable law, Lender reserves the right to apply payments to Borrower’s Loan in any manner Lender chooses in Lender’s sole discretion it being understood and agreed that any fees and interest will generally be paid during the earlier portion of the term.

SECTION 9.               POSTDATED CHECKS, RESTRICTED ENDORSEMENT CHECKS AND OTHER DISPUTED OR QUALIFIED PAYMENTS. Lender can accept late, postdated or partial payments without losing any of Lender’s rights under this Agreement (a postdated check is a check dated later than the day it was actually presented for payment). Lender is under no obligation to hold a postdated check and Lender reserves the right to process every item presented as if dated the same date received by Lender or Lender’s check processor unless Borrower gives Lender adequate notice and a reasonable opportunity to act on it. Except where such notice and opportunity is given, Borrower may not hold Lender liable for depositing any postdated check. Borrower agrees not to send Lender partial payments marked “paid in full,” “without recourse,” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Agreement. All notices and written communications concerning postdated checks, restricted endorsement checks (including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount) or any other disputed, nonconforming or qualified payments, must be mailed or delivered to Mulligan Funding, LLC, 4715 Viewridge Avenue, Suite 100, San Diego, CA 92123, Attn: Accounting Dept.

SECTION 10.             PREPAYMENT. Borrower may prepay Borrower’s Loan in whole on any Business Day by paying Lender the sum total of the Total Repayment Amount, and any Returned Payment Fees, in each case as described in the accompanying Business Loan and Security Agreement Supplement less (i) any Loan payments made prior to such prepayment; and (ii) the product of (X) the percentage identified as the applicable Prepayment Discount Percentage in the accompanying Business Loan and Security Agreement Supplement; and (Y) the aggregate amount interest remaining on the Borrower’s Loan as of such date as determined by Lender’s records in accordance with Section 8, provided however that (a) at the time of the prepayment in question, Borrower’s account is current and in good standing, and Borrower is not in breach of any of the terms of The Agreement; (b) this discount shall only be applicable if the payment in question is made directly from the Designated Checking Account, and not from the account of any other lender which is a competitor of the Lender's; (c) the payment is not effectively funded by the receipt by the Borrower of a loan or advance provided by a direct competitor of the Lender’s. Borrower may prepay Borrower’s Loan in part on any Business Day and such payment shall be applied against the Total Repayment Amount, and any Returned Payment Fees, in each case as described in the accompanying Borrower’s Business Loan and Security Agreement Supplement.

SECTION 11.             SECURITY INTEREST. Borrower and/or Guarantor hereby grants to Lender, the secured party hereunder, a continuing security interest in and to any and all “Collateral” as described below to secure payment and performance of all debts, liabilities and obligations of Borrower to Lender hereunder and also any and all other debts, liabilities and obligations of Borrower to Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the Loan described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, other fees and expenses (all hereinafter called “Obligations”). The Collateral includes the following property that Borrower (or Guarantor, if applicable pursuant to Section 12) now owns or shall acquire or create immediately upon the acquisition or creation thereof: (i) any and all amounts owing to Borrower now or in the future from any merchant processor(s) processing charges made by customers to Borrower via credit card or debit card transactions; and (ii) all other tangible and intangible personal property, including, but not limited to (a) cash and cash equivalents, (b) inventory, (c) equipment, (d) investment property, including certificated and uncertificated securities, securities accounts, security entitlements, commodity contracts and commodity accounts, (e) instruments, including promissory notes (f) chattel paper, including tangible chattel paper and electronic chattel paper, (g) documents, (h) letter of credit rights, (i) accounts, including accounts receivables, (j) deposit accounts, (k) commercial tort claims, (l) general intangibles, including payment intangibles and software and (m) as-extracted collateral as such terms may from time to time be defined in the Uniform Commercial Code. The security interest Borrower (or Guarantor, if applicable, pursuant to Section 12) grants includes all accessions, attachments, accessories, parts, supplies and replacements for the Collateral, all products, proceeds and collections thereof and all records and data relating thereto. Lender disclaims any security interest in household goods in which Lender is forbidden by law from taking a security interest.

SECTION 12.             PROTECTING THE SECURITY INTEREST. Borrower and each Guarantor agrees that Lender and/or Lender’s Representative may file any financing statement, lien entry form or other document Lender and/or Lender’s Representative requires in order to perfect, amend or continue Lender’s security interest in the Collateral and Borrower and each Guarantor agrees to cooperate with Lender and Lender’s Representative as may be necessary to accomplish said filing and to do whatever Lender or Lender’s Representative deems necessary to protect Lender’s security interest in the Collateral. Borrower and each Guarantor agree that, if any Guarantor is a corporate entity, then Lender or Lender’s Representative may file any financing statement, lien entry form or other document against such Guarantor or its property that Lender and/or Lender’s Representative requires in order to perfect, amend or continue Lender’s security interest in the Collateral. Any such Guarantor agrees to cooperate with Lender and Lender’s Representative as may be necessary to accomplish said filing and to do whatever Lender and Lender’s Representative deems necessary to protect Lender’s security interest in the Collateral. In this Agreement, “Lender’s Representative” means any entity or individual that is designated by Lender to serve in such capacity.

SECTION 13.             LOCATION OF COLLATERAL; TRANSACTIONS INVOLVING COLLATERAL. Unless Lender has agreed otherwise in writing, Borrower agrees and warrants that (i) all Collateral (or records of the Collateral in the case of accounts, chattel paper and general intangibles) shall be located at Borrower’s address as shown in the application; (ii) except for inventory sold or accounts collected in the ordinary course of Borrower’s business, Borrower shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral; (iii) no one else has any interest in or claim against the Collateral that Borrower has not already disclosed to Lender in writing prior to the Effective Date; (iv) Borrower shall not pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance or charge, other than the security interest provided for in this Agreement without written consent of Lender; and (v) Borrower shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral for less than the fair market value thereof. Borrower shall defend Lender’s rights in the Collateral against the claims and demands of all other persons. All proceeds from any unauthorized disposition of the Collateral shall be held in trust for Lender, shall not be co-mingled with any other funds and shall immediately be delivered to Lender. This requirement, however, does not constitute consent by Lender to any such disposition.

SECTION 14.             TAXES, ASSESSMENTS AND LIENS. Borrower will complete and file all necessary federal, state and local tax returns and will pay when due all taxes, assessments, levies and liens upon the Collateral. Borrower shall provide evidence of such payments to Lender upon request.

SECTION 15.             INSURANCE. Borrower shall procure and maintain such insurance as Lender may require with respect to its Collateral, real property, commercial liability, fire, theft, and other risks, in form, amounts and coverage reasonably acceptable to Lender and issued by a company reasonably acceptable to Lender naming Lender as loss payee. If Borrower at any time fails to obtain or maintain any insurance as required under this Agreement, Lender may at its option obtain such insurance as Lender deems appropriate at Borrower’s sole cost and expense. Borrower shall promptly notify Lender of any loss of or damage to the Collateral. Lender is under no obligation to purchase any particular type of amount of coverage. Borrower and each Guarantor acknowledge that the cost of any insurance coverage so obtained might significantly exceed the cost of insurance that Borrower could have obtained.

SECTION 16.             REPAIRS AND MAINTENANCE. Borrower and each Guarantor agree to keep and maintain, and to cause others to keep and maintain, the Collateral in good order, repair and condition at all times while this Agreement remains in effect. Borrower further agrees to pay when due all claims for work done on, or services rendered or material furnished in connection with the Collateral so that no lien or encumbrance may ever attach to or be filed against the Collateral.

SECTION 17.             INSPECTION OF COLLATERAL AND PLACE OF BUSINESS; USE OF PHOTOGRAPHS AND TESTIMONIALS. Lender and Lender’s designated representatives and agents shall have the right during Borrower’s normal business hours and at any other reasonable time to examine the Collateral wherever located and the interior and exterior of any Borrower’s place of business. During an examination of any Borrower’s place of business, Lender may examine, among other things, whether Borrower (i) has a place of business that is operational and separate from any personal residence; (ii) is open for business; (iii) has sufficient inventory to conduct Borrower’s business; or (iv) has one or more credit card terminals if Borrower processes credit card transactions. When performing an examination, Lender may photograph the interior and exterior of any Borrower place of business, including any signage, and may photograph any individual who has signed the Agreement (“Signatory”) unless the Signatory previously has notified Lender that he or she does not authorize Lender to photograph the Signatory. Lender may obtain testimonials from any Signatory, including testimonials on why Borrower needed the Loan and how the Loan has helped Borrower. Any photograph and testimonial will become and remain the sole property of Lender. Borrower and each Signatory grant Lender the irrevocable and permanent right to display and share any photograph and testimonial in all forms and media, including composite and modified representations, for all purposes, including but not limited to any trade or commercial purpose, with any Lender employees and agents and with the general public. Lender may, but is not required to, use the name of any Borrower and Signatory as a credit in connection with any photograph and testimonial. Borrower and each Signatory waive the right to inspect or approve versions of any photograph or testimonial or the written copy or other media that may be used in connection with same. Borrower and each Signatory release Lender from any claims that may arise regarding the use of any photograph or testimonial, including any claims of defamation, invasion of privacy or infringement of moral rights, rights of publicity or copyright.

SECTION 18.             LENDER’S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral as described above and in the Personal Guaranty set forth in Section 48 (if applicable), or if Borrower fails to comply with any provision of this Agreement or any related documents, including but not limited to Borrower’s failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any related documents, Lender on Borrower’s behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interest, encumbrances and other claims, at any time levied or placed on the Collateral and paying all costs for insuring, maintaining and preserving the Collateral. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender’s option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan’s maturity. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon an Event of Default as described in Section 29.

SECTION 19.             BORROWER’S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that: (i) Borrower will comply with all laws, statutes, regulations and ordinances pertaining to the conduct of Borrower’s business and promises to hold Lender harmless from any damages, liabilities, costs, expenses (including attorneys’ fees) or other harm arising out of any violation thereof; (ii) Borrower’s principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown in the application; (iii) Borrower is duly organized, licensed, validly existing and in good standing under the laws of its state of formation and shall hereafter remain in good standing in that state, and is duly qualified, licensed and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of Borrower; (iv) the exact legal name of the Borrower is set forth in the application; (v) the aggregate ownership percentage of the Signatories is greater than or equal to fifty percent (50%) of the Borrower’s business; (vi) the execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s charter, by-laws or other organization papers, or of any indenture, agreement or undertaking to which Borrower is a party; (vii) all organization papers and all amendments thereto of Borrower have been duly filed and are in proper order and any capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower are accurate and up to date and will be so maintained; (viii) Borrower (a) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction that could have a material adverse effect on its financial condition, business or prospects, and (b) is in compliance with its organization documents and by-laws, all contractual requirements by which it may be bound and all applicable laws, rules and regulations other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects, the value of the Collateral or the value of the Personal Guaranty; and (ix) there is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority, which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of the Collateral or Personal Guaranty.

SECTION 20.             INTEREST AND FEES. Borrower agrees to pay the Interest Charges in full as set forth in the accompanying Business Loan and Security Agreement Supplement. In addition to any other fees described in the Agreement, Borrower agrees to pay the following fees:

A.            Origination Fee: A one-time Origination Fee in the amount set forth in the accompanying Business Loan and Security Agreement Supplement. Borrower agrees that this fee will be immediately deducted from the proceeds of Borrower’s Loan.

B.             Returned Payment Fee: A Returned Payment Fee in the amount set forth in the accompanying Business Loan and Security Agreement Supplement if any payment processed on Borrower’s Loan is returned unpaid or dishonored for any reason.

Payments made by Borrower will be applied towards Loan interest and principal, interest and fees in the manner set forth in Section 8.

SECTION 21.             INTEREST AND FEES EXCEEDING PERMITTED LIMIT. If the Loan is subject to a law that sets maximum charges, and that law is finally interpreted so that the interest or other fees collected or to be collected in connection with this Agreement exceed the permitted limits, then (i) any such charge will be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) if required by any law, any sums already collected from Borrower that exceed the permitted limits will be refunded or credited to Borrower.

SECTION 22.             FINANCIAL INFORMATION AND REEVALUATION OF CREDIT. Borrower and each Guarantor (if any) authorize Lender to obtain business and personal credit bureau reports in Borrower’s and any Guarantor’s name, respectively, at any time and from time to time for purposes of deciding whether to approve the requested Loan or for any update, renewal, extension of credit or other lawful purpose. Upon Borrower’s or any Guarantor’s request, Lender will advise Borrower or Guarantor if Lender obtained a credit report and Lender will give Borrower or Guarantor the credit bureau’s name and address. Borrower and each Guarantor (if any) agree to submit current financial information, a new credit application, or both, in Borrower’s name and in the name of each Guarantor, respectively, at any time promptly upon Lender’s request. Borrower authorizes Lender to act as Borrower’s agent for purposes of accessing and retrieving transaction history information regarding Borrower from any lender to Borrower, or other entity with which Borrower has a contract for the payment of funds borrowed or advanced. Lender may report Lender’s credit experiences with Borrower and any Guarantor of Borrower’s Loan to third parties as permitted by law. Borrower also agrees that Lender may release information to comply with governmental reporting or legal process that Lender believes may be required, whether or not such is in fact required, or when necessary or helpful in completing a transaction, or when investigating a loss or potential loss. Borrower and each Guarantor is hereby notified that a negative credit report reflecting on Borrower and/or Guarantor’s credit record may be submitted to a credit reporting agency if Borrower or such Guarantor fails to fulfill the terms of their respective credit obligations hereunder.

SECTION 23.             ATTORNEYS’ FEES AND COLLECTION COSTS. To the extent not prohibited by applicable law, Borrower shall pay to Lender on demand any and all expenses, including, but not limited to, collection costs, all attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by Lender to obtain or enforce payment of Obligations either as against Borrower or any Guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations, or the Collateral, or any of Lender’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses (including search fees) incurred or paid by Lender in connection with the administration, supervision, protection or realization on any security held by Lender for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Lender in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Lender in connection therewith, which amounts shall be considered advances to protect Lender’s security, and shall be secured hereby. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender’s option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan’s maturity. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon an Event of Default.

SECTION 24.             BORROWER’S REPORTS. Promptly upon Lender’s written request, Borrower and each Guarantor agree to provide Lender with such information about the financial condition and operations of Borrower or any Guarantor, as Lender may, from time to time, reasonably request. Borrower also agrees promptly upon becoming aware of any Event of Default as described in Section 29, or the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder, to promptly provide notice thereof to Lender in writing.

SECTION 25.             TELEPHONE COMMUNICATIONS. Borrower hereby expressly consents to receiving calls and messages related to the Loan or this Agreement, including auto-dialed and pre-recorded message calls and SMS messages (including text messages) from Lender, its affiliates, agents and others calling at Lender’s request or on its behalf, at any telephone numbers that Borrower has provided or may provide in the future or otherwise in Lender’s possession (including any cellular or mobile telephone numbers).

SECTION 26.             INDEMNIFICATION. Except for Lender’s gross negligence or willful misconduct, Borrower will indemnify and save Lender harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Lender may sustain or incur by reason of defending or protecting Lender’s security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of this Agreement.

SECTION 27.             MERGERS, CONSOLIDATIONS OR SALES. Borrower represents and agrees that Borrower will not, without Lender’s prior written consent, (i) merge or consolidate with or into any other business entity; or (ii) enter into any joint venture or partnership with any person, firm or corporation.

SECTION 28.             CHANGE IN LEGAL STATUS. Without Lender’s prior written consent, Borrower represents and agrees that Borrower will not (i) change its name, its place of business or, if more than one, chief executive office, its mailing address, or organizational identification number if it has one; or (ii) change its type of organization, jurisdiction of organization or other legal structure. If Borrower does not have an organizational identification number and later obtains one, Borrower shall promptly notify Lender of such taxpayer identification number.

SECTION 29.             DEFAULT. The occurrence of any one or more of the following events (herein, “Events of Default”) shall constitute, without notice or demand, a default under this Agreement and all other agreements between Lender and Borrower and instruments and papers given Lender by Borrower, whether such agreements, instruments, or papers now exist or hereafter arise: (i) Lender is unable to collect any Automatic Payment Plan payment on [two] consecutive payment due dates, and/or, Borrower fails to pay any Obligations on [two] consecutive payment due dates, and/or Borrower notifies Lender of its intention to terminate the Authorization Agreement for Direct Deposits (ACH Credits) and Direct Payments (ACH Debits), attached to this Business Loan and Security Agreement; (ii) Borrower fails to comply with, promptly, punctually and faithfully perform or observe any term, condition or promise within this Agreement; (iii) the determination by Lender that any representation or warranty heretofore, now or hereafter made by Borrower to Lender, in any documents, instrument, agreement, or paper was not true or accurate when given; (iv) the occurrence of any event such that any indebtedness of Borrower from any lender other than Lender could be accelerated, notwithstanding that such acceleration has not taken place; (v) the occurrence of any event that would cause a lien creditor, as that term is defined in Section 70A-9a-102 of the Utah Uniform Commercial Code, (other than Lender) to take priority over the Loan made by Lender; (vi) a filing against or relating to Borrower (unless consented to in writing by Lender) of (a) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (b) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state; (vii) the occurrence of any event of default under any other agreement between Lender and Borrower or instrument or paper given Lender by Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Lender may not have exercised its rights upon default under any such other agreement, instrument or paper); (viii) any act by, against, or relating to Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of Borrower’s property; (ix) the granting of any trust, mortgage or execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for Borrower; (x) the failure by Borrower to generally pay the debts of Borrower as they mature; (xi) adjudication of bankruptcy or insolvency relative to Borrower; (xii) the entry of an order for relief or similar order with respect to Borrower in any proceeding pursuant to Title 11 of the United States Code entitled “Bankruptcy” (the “Bankruptcy Code”) or any other federal bankruptcy law; (xiii) the filing of any complaint, application or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; (xiv) the calling or sufferance of a meeting of creditors of Borrower; (xv) the meeting by Borrower with a formal or informal creditors committee; (xvi) the offering by or entering into by Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including Borrower that seeks or intends to accomplish a reorganization or arrangement with creditors; (xvii) the entry of any judgment against Borrower, which judgment is not satisfied or appealed from (with execution or similar process stayed) within 15 days of its entry; (xviii) the occurrence of any event or circumstance with respect to Borrower such that Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by Borrower under this Agreement or any other agreement between Lender and Borrower is impaired or there shall occur any material adverse change in the business or financial condition of Borrower (such event specifically includes, but is not limited to, taking additional financing from a third party funder in connection with a merchant cash advance or a working capital loan, in respect of which either daily or weekly or bi-weekly payments are made, without the prior written consent of Lender); (xix) the entry of any court order that enjoins, restrains or in any way prevents Borrower from conducting all or any part of its business affairs in the ordinary course of business; (xx) the occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of Borrower; (xxi) any act by or against, or relating to Borrower or its assets pursuant to which any creditor of Borrower seeks to reclaim or repossess or reclaims or repossesses all or a portion of Borrower’s assets; (xxii) the termination of existence, dissolution or liquidation of Borrower or the ceasing to carry on actively any substantial part of Borrower’s current business; (xxiii) this Agreement shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by Borrower or any Guarantor of Borrower denies it has any further liability or obligation hereunder; (xxiv) any Guarantor or person signing a support agreement in favor of Lender shall repudiate, purport to revoke or fail to perform his or her obligations under his Guaranty or support agreement in favor of Lender or any corporate Guarantor shall cease to exist; (xxv) any material change occurs in Borrower’s ownership or organizational structure (acknowledging that any change in ownership will be deemed material when ownership is closely held); (xxvi) if Borrower is a trust, a trustor dies; if Borrower is a partnership, any general or managing partner dies; if Borrower is a corporation, any principal officer or 10% or greater shareholder dies; if Borrower is a limited liability company, any managing member dies; if Borrower is any other form of business entity, any person(s) directly or indirectly controlling 10% or more of the ownership interests of such entity dies; or (xxvii) any Guarantor dies.

SECTION 30.             DEFAULT RATE OF INTEREST. To the extent permitted under applicable law, if any amount payable under this Agreement is not paid when due (without regard to any applicable grace periods), whether at the stated maturity, by acceleration or otherwise, in full on the due date for such payment, or upon acceleration of this Agreement, the then outstanding Loan Amount of this Agreement shall bear interest at the Simple Interest Rate on Total Funding Amount set forth in the Business Loan and Security Agreement Supplement (the “Default Rate”) from the date payment was due until such delinquent payment is paid in full to Lender. If the Default Rate is triggered as a result of an Event of Default and Borrower subsequently cures the Event of Default, then all amounts owing hereunder to Lender after such cure will resume bearing interest at the Simple Interest Rate for New Funding Amount rather than at the Default Rate, on the date the Event of Default is cured; provided, however, that the amount owing hereunder may again accrue interest at the Default Rate upon the occurrence of a subsequent Event of Default. This provision shall not imply that Borrower may cure any default or Event of Default or reinstate the Loan after an Event of Default other than as expressly permitted under the terms of this Agreement, nor shall this provision imply that Borrower has a right to delay or extend the dates upon which payments are due under this Agreement. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any late payment or default, and such interest at the Default Rate is a reasonable estimate of those damages and does not constitute a penalty. The remedies of Lender in this Agreement, or at law or in equity, shall be cumulative and concurrent, and may be pursued individually, successively, or together in Lender’s discretion.

SECTION 31.             RIGHTS AND REMEDIES UPON DEFAULT. Subject to applicable law, if an Event of Default as described in Section 29 occurs under this Agreement, at any time thereafter, Lender may exercise any one or more of the following rights and remedies:

i.	Refrain from Disbursing Loan Proceeds: Lender may refrain from disbursing Borrower’s Loan proceeds or any other amounts which may be due to the Borrower, to Borrower’s Designated Checking Account, in respect of this or any future Loan concluded between Borrower and Lender.

ii.	Debit Amounts Due From Borrower’s Accounts: Lender may debit from Borrower’s Designated Checking Account all Automatic Payment Plan payments that Lender was unable to collect and/or the amount of any other Obligations that Borrower failed to pay, including any “Accelerated Indebtedness as defined below.

iii.	Accelerate Indebtedness: Lender may declare the entire Obligations immediately due and payable, without notice of any kind to Borrower.

iv.	Assemble Collateral: Lender may require Borrower and/or Guarantor to deliver to Lender all or any portion of the Collateral and any and all certificates of title and other documents relating to the Collateral. Lender may require Borrower and/or Guarantor to assemble the Collateral and make it available to Lender at a place to be designated by Lender. Lender also shall have full power to enter, provided Lender does so without a breach of the peace or a trespass, upon the property of Borrower and/or Guarantor to take possession of and remove the Collateral. If the Collateral contains other goods not covered by this Agreement at the time of repossession, Borrower and Guarantor agree Lender may take such other goods, provided that Lender makes reasonable efforts to return them to Borrower and Guarantor after repossession.

v.	Sell the Collateral: Lender shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in Lender’s own name or that of Borrower and/or Guarantor. Lender may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give Borrower, Guarantor and other persons as required by law, reasonable notice of the time and place of any public sale, or the time after which any private sale or any other disposition of the Collateral is to be made. However, no notice need be provided to any person who, after an Event of Default occurs, enters into and authenticates an agreement waiving that person’s right to notification of sale. The requirements of reasonable notice shall be met if such notice is given at least 10 days before the time of the sale or disposition. All expenses relating to the disposition of the Collateral, including without limitation the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall become a part of the Obligations secured by this Agreement. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender’s option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during either (a) the term of any applicable insurance policy or (b) the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan’s maturity.

vi.	Appoint Receiver: Lender shall have the right to have a receiver appointed to take possession of all or any part of the Collateral, with the power to protect and preserve the Collateral, to operate the Collateral preceding foreclosure or sale, and to collect the rents from the Collateral and apply the proceeds, over and above the cost of the receivership, against the Obligations. The receiver may serve without bond if permitted by law. Lender’s right to the appointment of a receiver shall exist whether or not the apparent value of the Collateral exceeds the Obligations by a substantial amount. Employment by Lender shall not disqualify a person from serving as a receiver.

vii.	Collect Revenues, Apply Accounts: Lender, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Collateral. Lender may at any time in Lender’s discretion transfer any Collateral into Lender’s own name or that of Lender’s nominee and receive the payments, rents, income and revenues therefrom and hold the same as security for the Obligations or apply it to payment of the Obligations in such order of preference as Lender may determine. Insofar as the Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, choses in action, or similar property, Lender may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize on the Collateral as Lender may determine, whether or not any amount included within the Obligations is then due. For these purposes, Lender may, on behalf of and in the name of Borrower and/or Guarantor, receive, open and dispose of mail addressed to Borrower; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments and items pertaining to payment, shipment or storage of any Collateral. To facilitate collections, Lender may notify account debtors and obligors on any Collateral to make payments directly to Lender.

viii.	Obtain Deficiency: If Lender chooses to sell any or all of the Collateral, Lender may obtain a judgment against Borrower and/or Guarantor for any deficiency remaining on the Obligations due to Lender after application of all amounts received from the exercise of the rights provided in this Agreement. Borrower and/or Guarantor shall be liable for a deficiency even if the transaction described in this subsection is a sale of accounts or chattel paper.

ix.	Other Rights and Remedies: Lender shall have all the rights and remedies of a secured creditor under the provisions of the Utah Uniform Commercial Code, as may be amended from time to time. In addition, Lender shall have and may exercise any or all other rights and remedies it may have available at law, in equity or otherwise.

x.	Setoff. In addition to any rights and remedies of the Lender provided by law, if Borrower is in default, Lender is authorized at any time and form time to time, without prior notice to Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, the Lender to or for the credit or the account of the Borrower against any and all obligations owing to the Lender, now or hereafter existing, irrespective of whether such obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

xi.	Election of Remedies: Except as may be prohibited by applicable law, all of Lender’s rights and remedies, whether evidenced by this Agreement, any related documents, or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower under the Agreement, after Borrowers failure to perform, shall not affect Lender’s right to declare a default and exercise its remedies.

SECTION 32.             CONSENT TO JURISDICTION AND VENUE. Subject to Section 33 below, Borrower, each Guarantor and Lender agree that any action or proceeding to enforce or arising out of this Agreement may be brought in any court of the State of Utah or in the United States District Court for the District of Utah, and Borrower and each Guarantor waives personal service of process. Borrower, each Guarantor and Lender agree that venue is proper in such courts.

SECTION 33.             ARBITRATION/CLASS ACTION WAIVER. To the extent that a claim or dispute arises out of, or in relation to this Agreement, including without limitation, the terms, construction, interpretation, performance, termination, breach, or enforceability of this Agreement, the parties hereby agree that the claim or dispute shall be, at the election of either party, resolved by mandatory binding arbitration in Utah within a reasonable time period not to exceed ninety (90) days. The parties agree that the arbitration shall be administered by JAMS and the arbitration shall be conducted in accordance with the Expedited Procedures of the JAMS Comprehensive Arbitration Rules and Procedures except as otherwise agreed in this Agreement. The arbitrator shall be chosen in accordance with the procedures of JAMS, and shall base the award on applicable Utah law. Judgment on the award may be entered in any court having jurisdiction, subject to Section 32 above. The parties further agree that the costs of the arbitration shall be divided equally between them, except that Lender will consider in good faith a request by Borrower to pay the costs of arbitration. Each party may pursue arbitration solely in an individual capacity, and not as a representative or class member in any purported class or representative proceeding. The arbitrator may not consolidate more than one person’s or entity’s claims, and may not otherwise preside over any form of a representative or class proceeding. This arbitration section is governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

SECTION 34.             NO WAIVER BY LENDER. No delay or omission on the part of Lender in exercising any rights under this Agreement, any related guaranty or applicable law shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lender’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently. No waiver by Lender of any of its rights or of any such breach, default, or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

SECTION 35.             ASSIGNMENT. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely null and void. No consent to an assignment by Lender shall release Borrower from its obligations. Lender may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection with any assignment or participation, Lender may disclose all documents and information that Lender now or hereafter may have relating to Borrower or Borrower’s business. To the extent that Lender assigns its rights and obligations hereunder to another party, Lender thereafter shall be released from such assigned obligations to Borrower and such assignment shall affect a novation between Borrower and such other party.

SECTION 36.             INTERPRETATION. Paragraph and section headings used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Borrower has obtained the advice of counsel prior to executing this Agreement.

SECTION 37.             SEVERABILITY. If one or more provisions of this Agreement (or the application thereof) is determined invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).

SECTION 38.             NOTICES. Except as otherwise provided in this Agreement, notice under this Agreement must be in writing. Notices will be deemed given when deposited in the U.S. mail, postage prepaid, and first class mail; when delivered in person; or when sent by registered mail; by certified mail; or by nationally recognized overnight courier; or when sent by electronic mail. Notice to Borrower will be sent to Borrower’s last known address or electronic mail address in Lender’s records for this Loan. Notice to Lender may be sent to: Mulligan Funding LLC, 4715 Viewridge Ave, San Diego, CA 92123 – Att: Accounting Dept. Borrower agrees to notify Lender immediately if Borrower changes Borrower’s name, Borrower’s postal or electronic mail address or other contact information, if there are any errors in the information regarding transactions on Borrower’s account provided by Borrower to Lender, or any of Borrower or Guarantor(s) dies, is declared incompetent or is subject of a bankruptcy or insolvency proceeding. Borrower and Guarantor(s) agree that a notice of incompetence is not effective unless issued by a court having jurisdiction, and Lender receives notice and instruction from the Court. Notwithstanding the above, Lender may, at Lender’s option, accept other evidence of incompetence acceptable to Lender. Borrower and Guarantor(s) agree to indemnify and hold Lender harmless from and against any and all claims relating to the acceptance or non-acceptance of proof of incompetence in any transaction. This indemnity will survive termination of this Agreement.

SECTION 39.             RECORDKEEPING AND AUDIT REQUIREMENTS. Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices or any other paper delivered to Lender by Borrower in connection with this Agreement or any other agreement other than as required by law. Borrower will at all times keep accurate and complete records of Borrower’s accounts and Collateral. At Lender’s request, Borrower shall deliver to Lender (i) schedules of accounts and general intangibles; and (ii) such other information regarding the Collateral and Loan as Lender shall request. Lender, or any of its agents, shall have the right to call any telephone numbers that Borrower has provided or may provide in the future or otherwise in the Lender’s possession (including any cellular or mobile telephone number) at intervals to be determined by Lender, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence that relate to Borrower’s accounts, Collateral, or other transactions between the parties thereto and the general financial condition of Borrower and Lender may remove any of such records temporarily for the purpose of having copies made thereof. If Borrower was referred to Lender for this Loan by a third party (the “Referring Party”), then Borrower consents to Lender sharing certain reasonable information about Borrower with the Referring Party for purposes of the Referring Party verifying and/or auditing loans made through such Referring Party’s referrals.

SECTION 40.             GOVERNING LAW. Subject to Section 33 above, our relationship including this Agreement and any claim, dispute or controversy (whether in contract, tort, or otherwise) at any time arising from or relating to this Agreement is governed by, and this Agreement will be construed in accordance with, applicable federal law and (to the extent not preempted by federal law) Utah law without regard to internal principles of conflict of laws. The legality, enforceability and interpretation of this Agreement and the amounts contracted for, charged and reserved under this Agreement will be governed by such laws. Borrower understands and agrees that (i) Lender is located in Utah; (ii) Lender makes all credit decisions from Lender’s office in Utah; (iii) the Loan is made in Utah (that is, no binding contract will be formed until Lender receives and accepts Borrower’s signed Agreement in, and disburses the Loan Disbursement Amount from, Utah); and (iv) Borrower’s payments are not accepted until received by Lender.

SECTION 41.             WAIVER OF NOTICES AND OTHER TERMS. Except for any notices provided for in this Agreement, Borrower and any person who has obligations pursuant to this Agreement (e.g., a Guarantor), to the extent not prohibited by applicable law hereby, waives demand, notice of nonpayment, notice of intention to accelerate, notice of acceleration, presentment, protest, notice of dishonor and notice of protest. To the extent permitted by applicable law, Borrower and any person who has obligations pursuant to this Agreement also agrees: Lender is not required to file suit, show diligence in collection against Borrower or any person who has obligations pursuant to this Agreement, or proceed against any Collateral. Lender may, but will not be obligated to, substitute, exchange or release any Collateral; Lender may release any Collateral, or fail to realize upon or perfect Lender’s security interest in any Collateral; Lender may, but will not be obligated to, sue one or more persons without joining or suing others; and Lender may modify, renew, or extend this Agreement (repeatedly and for any length of time) without notice to or approval by any person who has obligations pursuant to this Agreement (other than the party with whom the modification, renewal or extension is made).

SECTION 42.             MONITORING, RECORDING AND ELECTRONIC COMMUNICATIONS. In order to ensure a high quality of service for Lender’s customers, Lender may monitor and/or record telephone calls between Borrower and Lender’s employees or agents. Borrower acknowledges that Lender may do so and agrees in advance to any such monitoring or recording of telephone calls. Borrower also agrees that Lender may communicate with Borrower electronically by e-mail.

SECTION 43.             JURY TRIAL WAIVER. To the extent not prohibited by applicable law and to the extent Section 33 is not operative, Borrower and each Guarantor knowingly, intentionally, and voluntarily, with and upon the advice of competent counsel, and Lender by its acceptance hereof, waive their right to a trial by jury of any claim or cause of action based upon, arising out of or related to the Agreement and all other documentation evidencing the obligations, in any legal action or proceeding. Any such claim or cause of action shall be tried by court sitting without a jury.

SECTION 44.             CONFIDENTIALITY. Borrower shall not make, publish or otherwise disseminate in any manner a copy of this Agreement or any public statement or description of the terms of this Agreement, except to its employees, advisors and similar persons who have a legitimate need to know its contents.

SECTION 45.             ENTIRE AGREEMENT. Any application Borrower signed or otherwise submitted in connection with the Loan, the accompanying Business Loan and Security Agreement Supplement and the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) and any other documents required by Lender now or in the future in connection with this Agreement and Borrower’s Loan are hereby incorporated into and made a part of this Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

SECTION 46.             COUNTERPARTS; ELECTRONIC OR FAX SIGNATURES. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. For purposes of the execution of this Agreement, facsimile signatures delivered by electronic or fax submission shall be treated in all respects as original signatures.

SECTION 47.             CUSTOMER SERVICE CONTACT INFORMATION. If you have questions or comments about your Loan, you may contact us by (i) e-mail at customerservice@mulliganfunding.com, (ii) telephone at 844-437-3863.

SECTION 48.             PERSONAL GUARANTY. The undersigned (each a “Guarantor”), jointly and severally (if more than one), absolutely and unconditionally guarantee the prompt payment to Lender, including its successors and assignees, of any and all Obligations incurred by the Borrower pursuant to the Agreement (this “Personal Guaranty”). Each Guarantor further agrees to repay the Obligations on demand, without requiring Lender first to enforce payment against Borrower, or against any other Guarantor, if applicable. This is a guarantee of payment and not of collection. This is an absolute, unconditional, primary, and continuing obligation and will remain in full force and effect until the first to occur of the following: (a) all of the Obligations have been indefeasibly paid in full, and Lender has terminated this Personal Guaranty, or (b) 30 days after the date on which written notice of revocation is actually received and accepted by Lender. No revocation will affect: (i) the then existing liabilities of the revoking Guarantor under this Personal Guaranty; (ii) Obligations created, contracted, assumed, acquired or incurred prior to the effective date of such revocation; (iii) Obligations created, contracted, assumed, acquired or incurred after the effective date of such revocation pursuant to any agreement entered into or commitment obtained prior to the effective date of such revocation; or (iv) any Obligations then or thereafter arising under the agreements or instruments then in effect and then evidencing the Obligations. Each Guarantor represents and warrants that it is a legal resident of the United States of America. Each Guarantor waives all notices to which the Guarantor might otherwise be entitled by law, and also waives all defenses, legal or equitable, otherwise available to the Guarantor. This Personal Guaranty shall be construed in accordance with the laws of the State of Utah, and shall inure to the benefit of Lender, its successors and assigns. To the extent not prohibited by applicable law, each of the undersigned Guarantors affirmatively agree to be subject to Section 33, and Section 43 of this Agreement (“Consent to Jurisdiction and Venue”, “Arbitration/Class Action Waiver”, and “Jury Trial Waiver” respectively).

SECTION 49.             CERTIFICATION AND SIGNATURES. By signing above and/or below or authorizing the person signing below to sign on its behalf, Borrower certifies that Borrower has received a copy of this Agreement; the accompanying Business Loan and Security Agreement Supplement; and the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), and that Borrower has read, understood and agreed to be bound by their terms. Each person signing below certifies that each person is signing on behalf of the Borrower in the capacity indicated below the signer’s name and that such signer is authorized to execute this Agreement on behalf of or the in stated relation to Borrower.

Use of Proceeds Certification

As referred to in Section, by signing below, the Borrower certifies, acknowledges and understands that the proceeds from the requested Loan will be used solely for commercial and business purposes; and that the proceeds will not be used for personal, family or household purposes.

[Signature page follows]

NOTICE TO GUARANTOR

You are being asked to guarantee the past, present, and future Obligations of Borrower. If Borrower does not pay, you will have to. You may also have to pay collection costs. Lender can collect the Obligations from you without first trying to collect from Borrower or another Guarantor or proceeding against any other Collateral or other security for the Obligations.

Guarantor:		Borrower:

/s/ Mahesh Choudhury		/s/ Mahesh Choudhury
(Signature)		(Signature)

MAHESH CHOUDHURY		BOURQUE HEATING & COOLING CO., INC. dba - Bourque Heating & Cooling

Title:	Manager	Title:	Manager

Date:	10/20/2025	Date:	10/20/2025

Note: This Signature Page must be signed and dated before a loan can be funded.

CERTIFICATION OF BENEFICIAL OWNER(S)

Please verify that the following information is accurate AND complete:

1.	The information regarding the Legal Entity (The First Section below);
2.	Any individual(s), who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise owns 25% or more of the equity interests of the legal entity listed below (if no individual/s meet this definition, please leave the Second Section blank and proceed to the Third Section); AND
3.	An individual with significant responsibility for managing or directing the business (e.g., CEO, President COO, Managing Member, etc) - irrespective of that individual’s ownership %.

If any of the information provided is inaccurate or incomplete, please contact Mulligan Funding at docs@mulliganfunding.com or 844-437-3863 to update.

For more information on Beneficial Ownership Certification, visit the following page: https://www.mulliganfunding.com/beneficial-ownership/

I, MAHESH CHOUDHURY, am opening a loan account with Mulligan Funding on behalf of the legal entity listed below:

LEGAL ENTITY

Name of Legal Entity		Corporate Structure
BOURQUE HEATING & COOLING CO., INC.		Corporation
Address	City	State	Zip
2 MOUNT ROYAL AVE STE 550 50	MARLBOROUGH	MA	01752

INDIVIDUAL(S) WHO OWN 25% OR MORE OF THE INTERESTS OF THE LEGAL ENTITY

Last Name	First Name	M.I.	Date of Birth
CHOUDHURY	MAHESH		02/07/1969
Address	City	State	Zip
2 MOUNT ROYAL AVE STE 550 50	MARLBOROUGH	MA	01752

Country	SSN (U.S. Persons)
United States	***-**-2882
For Non-U.S. persons (SSN, Passport Number or other similar identification number)*	Country of issuance:

INDIVIDUAL RESPONSIBLE FOR MANAGING OR DIRECTING THE BUSINESS

Last Name	First Name	M.I.	Date of Birth
CHOUDHURY	MAHESH		02/07/1969
Address	City	State	Zip
2 MOUNT ROYAL AVE STE 550 50	MARLBOROUGH	MA	01752
Country		SSN (U.S. Persons)
United States		***-**-2882
For Non-U.S. persons (SSN, Passport Number or other similar identification number)*		Country of issuance:

*Note: In lieu of a passport number, Non-U.S. Persons may also provide a Social Security Number, an alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

I, MAHESH CHOUDHURY, hereby certify, to the best of my knowledge, that the information provided above is complete and correct and that I will promptly notify Mulligan Funding of any changes to this information.

Signature:	/s/ Mahesh Choudhury	Date:	10/20/2025